EXHIBIT 1

                                PRESS RELEASE



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                          P R E S S   R E L E A S E




RELEASE DATE:                             CONTACT:

September 18, 1996                        Frank D. Martz
                                          Senior Vice President
                                          of Operations and Secretary
                                          (412) 758-5584


               PENNFIRST BANCORP, INC. ANNOUNCES CASH DIVIDEND

     PennFirst Bancorp, Inc. announced today that its Board of Directors at its meeting on September 17, 1996 declared a quarterly cash dividend of $.09 on the Common Stock of PennFirst Bancorp, Inc. payable on October 25, 1996 to the stockholders of record at the close of business on September 30, 1996.

     PennFirst Bancorp, Inc. is the parent  Holding  Company  of  ESB
Bank, F.S.B.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended June 30, 1996. The Company reported net income for the three month period ended June 30, 1996 of $1.1 million or $.27 a share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share, which represents the twenty-fifth consecutive quarter of declaring such a dividend. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.



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